Exhibit 10.3

NTN BUZZTIME, INC.

2014 INCENTIVE BONUS

CHIEF OPERATIONS OFFICER (“EXECUTIVE”)

The amount of the Executive’s incentive bonus for the 2014 calendar year shall be earned by the Executive as follows:

•	A bonus up to $28,125 if NTN Buzztime, Inc. (the “Company”), achieves certain revenue goals that are determined and approved by the Board of Directors of the Company (the “Board”).

•	A bonus up to $28,125 if operational cost budgets that are determined ad approved by the Board are met.

•	A bonus up to $45,000 if the Company is able to significantly improve consumer engagement. Criteria will be established by the Nominating and Corporate Governance/Compensation Committee (the “Committee”) of the Board.

•	A bonus up to $11,250 if the Company achieves certain cost reduction goals related to the delivery of its product and platform as determined and approved by the Committee.